Exhibit 99.1

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AMERICA WEST HOLDINGS CORPORATION                     news RELEASE

                                             Contact:       Patty Nowack
                                                            Phoenix, AZ (MST)
                                                            (602) 693-5729


FOR IMMEDIATE RELEASE:  Wednesday, December 17, 1997

            AMERICA WEST COMPLETES SECURED REVOLVING CREDIT FACILITY

         PHOENIX (NYSE:AWA)-America West Holdings Corporation today announced that its subsidiary, America West Airlines, Inc., has completed the negotiations of a $100 million secured revolving credit facility. The facility was arranged by the Industrial Bank of Japan (IBJ) and syndicated to five additional banks.

         This revolving line of credit has a five-year term comprised of a two-year revolving credit arrangement, with an option to convert outstanding borrowings into a three-year term loan. Loans under the revolving credit facility will accrue interest at either prime or a rate based on LIBOR. The revolving credit facility is secured by certain assets of America West Airlines, Inc., including the Company's maintenance facility in Phoenix, flight simulators and spare engines.

         "We have had a long relationship with IBJ and appreciate their continued support of our efforts," said William A. Franke, chairman, America West Holdings Corporation. "The new revolving line of credit is another important step in further enhancing the financial strength of the Company and reflects the capital market's confidence in America West."

         America West Holdings Corporation is an aviation and travel services company with annual sales of more than $1.7 billion. The wholly owned subsidiary, America West Airlines, the nation's ninth largest airline, serves more than 90 destinations in the U.S., Canada and Mexico, offering travelers the same full-service product they have come to expect from other national airlines, but with low fares. America West Airlines ranked number one in customer satisfaction among the nine major U.S. carriers for short-haul flights in this year's Airlines Customer Satisfaction - U.S. Flights Study conducted by Frequent Flyer magazine and J.D. Power and Associates.

                                      -AWA-